Exhibit 99

Burger King Holdings Inc. Reports Fourth Quarter and Full Fiscal 2009 Results

Company Posts Strongest Net Restaurant Growth in Almost a Decade

Completes Six Consecutive Years of Positive Comparable Sales

Cash Flow from Operations up 28 Percent Compared to Prior Year

MIAMI--(BUSINESS WIRE)--August 25, 2009--Burger King Holdings Inc. (NYSE:BKC) today reported results for the fourth quarter and the full 2009 fiscal year ended June 30, 2009.

Fourth Quarter Highlights:

  Strong development growth continued with net restaurant count increasing by 115
  Worldwide comparable sales were negative 2.4 percent compared to positive 5.3 percent in the same period last year
  U.S. and Canada company restaurant margins improved 130 basis points to 13.5 percent from 12.2 percent in the same period last year
  Earnings per share were $0.43, including $0.03 per share of negative impact from currency translation, compared to $0.37 in the same period last year

Fiscal year highlights:

  Completed six consecutive years of positive comparable sales
  Worldwide comparable sales increased 1.2 percent compared to 5.4 percent in the same period last year
  Opened a net 360 restaurants, 28 percent higher than the prior year and the highest in almost a decade
  Development outside the U.S. and Canada represented over 90 percent of the net growth -- the best international development year in the history of the company
  Cash flow from operations was $310.8 million, up 28 percent compared to $243.4 million in fiscal 2008
  Reduced debt and capital leases by $59 million
  Earnings per share and adjusted earnings per share were $1.46 and $1.48, respectively, including $0.10 per share of negative impact from currency translation, compared to $1.38 in the prior year period

	Three months ended June 30,				Fiscal year ended June 30,
	2009	2008	% Change	% change excluding currency[3]	2009	2008	% Change	% change excluding currency[3]
EPS - diluted[1]	$ 0.43	$ 0.37	16%	24%	$ 1.46	$ 1.38	6%	13%

Adjustments[2]	-	-	nm	nm	$ 0.02	-	nm	nm

Adjusted EPS - diluted[1]	$ 0.43	$ 0.37	16%	24%	$ 1.48	$ 1.38	7%	14%
[1] Results include a negative impact due to the effect of currency translation of $0.03 and $0.10 per share, for the three months and fiscal year ended June 30, 2009, respectively.
[2] See non-GAAP reconciliations for further details.

[3] Management reviews and analyzes business results excluding the effect of currency translation believing this better represents the company's underlying business trends. Results excluding the effect of currency translation are calculated by translating current year results at prior year average exchange rates.

nm - not meaningful

Revenues for the fourth quarter of fiscal 2009 were $629.9 million, down 2 percent compared to the same quarter last year. For the fiscal year, the company reported revenues of $2,537.4 million, up 3 percent over the same period last year. Currency translation negatively impacted quarterly and full fiscal year revenues by $39.4 million and $110.6 million, respectively. Revenues for the full year were primarily driven by acquisitions of franchised restaurants, positive comparable sales, and a worldwide net restaurant growth rate of 3.1 percent, among the highest in the industry. Worldwide trailing 12-month average restaurant sales were $1.26 million including $55,100 of negative impact from currency translation.

Fourth quarter worldwide comparable sales were negative 2.4 percent, lapping a strong comparison of positive 5.3 percent in the same period last year. Comparable sales were pressured by adverse macro-economic conditions including higher unemployment, more consumers eating at home and heavy discounting by other restaurant chains. Negative worldwide comparable sales were partially offset by solid performance in the EMEA/APAC business segment, which posted positive comparable sales of 2.5 percent in the fourth quarter compared to 4.7 percent in the fourth quarter last year.

As economic pressures and uncertainties persisted, consumers continued to shift toward affordability. In response, EMEA/APAC offered value-driven promotions such as the King Deals™ in Germany, U.K. and Spain, and the Latin America business segment featured the Come Como Rey® (or Eat Like a King) everyday value menu in Mexico. In the latter half of the fourth quarter, marketing efforts in the U.S. tactically focused on value with the $1 Whopper Jr.® sandwich and local market value promotions such as 2 for $3.50 Whopper® sandwiches and 2 for $3 chicken sandwiches across many cities.

Additional marketing efforts in the fourth quarter included SuperFamily promotions such as the SpongeBob SquarePants™ 99 cent Kids Meal promotion, Pokémon™ and The Jonas Brothers tour sponsorship, advertising focused on indulgent products such as the BBQ Stackticon™ and Steakhouse XT™ as well as blockbuster movie-tie-ins with Star Trek™ and Transformers™ 2.

“In the face of a continuingly challenging macro-economic environment, our business model remains strong,” said Chairman and Chief Executive Officer John Chidsey. “In fiscal 2009, we completed six consecutive years of positive comparable sales growth, achieved record revenues, generated strong cash flow from operations and increased net restaurant count by 360, our strongest development year in almost a decade.”

The company continued to strategically diversify its global portfolio with 338 net restaurants opening outside the U.S. and Canada. The EMEA/APAC segment reported its best development year ever, with the EMEA region posting record openings for the fifth consecutive year, representing over half of the company’s worldwide net restaurant growth. Additionally, the APAC region opened more restaurants this year than during the last four years combined. And in Latin America, the company opened 76 net new restaurants. The U.S. and Canada segment completed its second consecutive year of positive net restaurant growth with 22 net new restaurant openings.

In line with management’s previous guidance, the company posted worldwide company restaurant margins of 12.5 percent in the fourth quarter and 12.6 percent for the full fiscal year, a decrease of 60 and 170 basis points, respectively, over the same periods in the prior year. During the fourth quarter, worldwide company restaurant margins benefited from lower food, paper and product costs, which were offset by higher labor costs primarily due to increased German labor costs resulting from the previously announced statutory wage and benefits increases and new labor contracts. Lower company restaurant margins in the fourth quarter as compared to the same period last year in EMEA/APAC and Latin America offset the 130 basis point improvement in company restaurant margins realized in the U.S. and Canada segment. During the year, margins were pressured by significant food cost inflation and higher labor costs, which were partially offset by strategic pricing initiatives. For the full year, commodity costs increases were in line with management’s guidance provided at the beginning of the fiscal year.

During the fourth quarter, the company realized $8.6 million of other income as compared to the prior year’s other expense of $7.5 million. The main driver of the differential relates to gains as a result of the company’s ongoing strategic portfolio management initiative, including the re-franchising of restaurants in EMEA and Canada, aimed at further optimizing the company-owned restaurant portfolio.

Additionally during the fourth quarter, income from operations increased 7 percent to $87.7 million from $82.2 million in the prior year period. In the U.S. and Canada, income from operations was aided by company restaurant margin improvements and net restaurant growth compared to the same period last year. In EMEA/APAC, the improvement in income from operations was driven by solid comparable sales, strong net restaurant growth and the re-franchising of company restaurants in EMEA. The improvement in these segments was partially offset by negative comparable sales in the Latin America segment, primarily driven by continued adverse socio- and macro-economic conditions in Mexico. Adjusted income from operations for the full year was $342.9 million versus $354.2 million for the prior year. Adjusted income from operations for fiscal 2009 excludes the previously announced $3.5 million in pre-tax cost related to acquisitions of franchised restaurants completed during the first half of the year. There were no adjustments to income from operations during fiscal 2008.

The fourth quarter tax rate was 21.6 percent compared to 26.7 percent in the prior year period. This quarter’s tax rate benefited from the dissolution of dormant foreign entities positively impacting earnings per share by $0.07. The fourth quarter tax rate for fiscal 2008 was also lower than the normalized rate as a result of favorable conclusions of federal, state and foreign audits and dissolution of a foreign partnership, which benefited earnings per share by $0.03. For the full 2009 fiscal year, the tax rate was 29.7 percent compared to 35.3 percent in the same period last year. This year's tax rate benefited primarily from the dissolution of dormant foreign entities in the fourth quarter and from positive resolutions of federal and state tax audits earlier in the year.

The company reported fourth quarter earnings per share of $0.43 including a $0.03 negative impact due to currency translation compared to $0.37 in the same quarter last year. For the full fiscal year, earnings per share and adjusted earnings per share were $1.46 and $1.48, respectively, including a $0.10 negative impact due to currency translation, compared to $1.38 in the prior year period. Net of currency translation, fiscal 2009 adjusted earnings per share grew by 14 percent. Fiscal 2009 adjusted earnings per share excludes the $3.5 million related to acquisitions as noted above. There were no adjustments to earnings per share during fiscal 2008.

Uses of Cash

“Our financial fundamentals are solid and our cash flow continues to be strong,” said Chief Financial Officer Ben Wells. “In fiscal 2009, we paid down $59 million in debt and capital leases, invested $204 million -- up 14 percent over the prior year -- in our company restaurant portfolio and returned approximately $54 million to shareholders through share repurchases and dividends.”

In fiscal 2009, the company built 52 company restaurants and completed reimaging work on 39 restaurants as part of its U.S. and Canada reimaging program bringing the total number of reimaged restaurants to 71 since the inception of the reimaging program in 2008.

“As we move into fiscal 2010, we will continue our disciplined investment approach to profitably grow the brand. We expect to generate solid cash flow from operations, enabling us to further our portfolio management initiative and strategically fund our reimaging program and development plans both aimed at enhancing our guests’ experience and increasing our global presence,” Wells said.

Fiscal year review and looking ahead

“We experienced a difficult operating environment in fiscal 2009 with unprecedented volatile currency markets, significant commodity inflation and 25-year-high unemployment levels,” Chidsey said. “In spite of these challenging macro-economic conditions adjusted earnings per share, net of currency translation, grew by 14 percent, cash flow from operations increased 28 percent to $311 million and the brand experienced the highest net restaurant growth in almost a decade. This growth is a testament to our franchisees and our employees who are committed to the brand and focused on continuous improvement across all of our strategic global growth pillars – development, products, operations and marketing.”

Chidsey concluded: “As we enter into fiscal 2010, some macro-indicators suggest a stabilization of world economies is underway. However, we anticipate that the challenging consumer environment will continue due to high unemployment levels, which has resulted in a significant reduction in out-of-home eating expenditures. Our long-term strategies remain on course and we are committed to tactically respond to an ever-changing consumer dynamic. We are well-positioned to expand our global footprint, invest in our reimaging program and deliver operations excellence in our restaurants every day. Our marketing campaigns and menu options will focus on the brand equities that we believe give us a distinct competitive advantage -- flame-broiled taste, quality and size at affordable prices.”

Please see guidance at the end of the document.

ABOUT BURGER KING HOLDINGS INC.

The BURGER KING® system operates more than 11,900 restaurants in all 50 states and in 73 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. among America’s 1,000 largest corporations and Ad Week named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Holdings Inc., please visit the company’s Web site at www.bk.com.

Related Communication

Burger King Holdings Inc. (NYSE: BKC) will hold its fourth quarter earnings call for fiscal year 2009 on Tuesday, August 25, at 10 a.m. EDT following the release of its fourth quarter and full fiscal year results before the stock market opens on the same day. During the call, Chairman and Chief Executive Officer John Chidsey; Chief Financial Officer Ben Wells; President, Global Marketing, Strategy and Innovation Russ Klein; and Senior Vice President, Investor Relations and Global Communications Amy Wagner will discuss the company’s fourth quarter and full fiscal year results.

The earnings call will be webcase live via the company’s investor relations Web site at http://investor.bk.com and available for replay for 30 days.

FORWARD-LOOKING STATEMENTS

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include statements regarding our expectations about our ability to use our disciplined investment approach to profitably grow the brand; our expectations regarding our ability to generate solid cash flow from operations; our expectations regarding our fiscal 2010 performance due to the challenging consumer environment; our expectations regarding the success of our long-term strategies and our ability to tactically respond to an ever-changing consumer dynamic; our belief and expectation that we are well-positioned to expand our global footprint, invest in our reimaging program and deliver operations excellence in our restaurants every day; our belief and expectation that our marketing campaigns and menu options will give us a distinct competitive advantage by focusing on flame-broiled taste, quality and size at affordable prices; our ability to deliver on our growth pillars of development, products, operations and marketing; our long-term expectations for average annual growth in worldwide comparable sales, net restaurants, revenues, G&A expense, EBITDA and EPS; our expectations regarding worldwide comparable sales and the impact of worldwide comparable sales on earnings per share during fiscal 2010; our expectations regarding net restaurant growth and the percentage of such growth outside of the U.S. and Canada in fiscal 2010; our expectations regarding the worldwide blended royalty rate in fiscal 2010 and fiscal 2011; our expectations regarding our U.S. commodity basket in fiscal 2010; our assumptions regarding labor costs as a percentage of Company restaurant revenues, G&A expense, net of currency impact, depreciation expense and capital expenditures in fiscal 2010; our expectations regarding our ability to continue our on-going portfolio management initiative to optimize our Company restaurant portfolio and to enhance development agreements with new and existing franchisees in fiscal 2010; our expectations regarding our normalized effective tax rate in fiscal 2010; our belief and expectation that currency translation will have a marginally positive benefit on fiscal 2010 full year earnings; our expectations regarding reduction of debt during fiscal 2010; our expectations regarding annual stock-based compensation expense through fiscal 2010; and other expectations regarding our future financial and operational results. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

• Economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, higher unemployment rates, increases in gas prices, declines in median income growth, consumer confidence and consumer discretionary spending and changes in consumer preferences;

• Risks arising from the significant and rapid fluctuations in the currency exchange markets and the decisions and positions that we take to hedge such volatility;

• Our ability to compete domestically and internationally in an intensely competitive industry;

• Our ability to successfully implement our international growth strategy and risks related to our international operations;

• Our ability and the ability of our franchisees to manage increases in operating costs, including health care expense if Congress passes employer mandated health care, if we or our franchisees choose not to pass, or cannot pass, these increased costs on to our guests;

• Our relationship with, and the success of, our franchisees;

• The effectiveness of our marketing and advertising programs and franchisee support of these programs;

• Risks related to franchisee financial distress due to issues arising with their Burger King® restaurants or losses from other businesses, which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties, such as landlords;

• The ability of our franchisees to refinance their business or to obtain new financing for development, restaurant remodels and equipment initiatives on acceptable terms or at all;

• Risks related to disruptions and catastrophic events, including disruption in the financial markets, war, terrorism and other international conflicts, public health issues such as the H1N1 flu pandemic, and natural disasters, and the impact of such events on our operating results;

• Risks related to food safety, including foodborne illness and food tampering, and the safety of toys and other promotional items available in our restaurants;

• Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor, and interruptions in the supply of necessary products to us;

• Our ability to execute on our reimaging program in the U.S. and Canada to increase sales and profitability;

• Our ability to implement our growth strategy and strategic initiatives given restrictions imposed by our senior credit facility;

• Risks related to the ability of counterparties to our secured credit facility, interest rate swaps and foreign currency forward contracts to fulfill their commitments and/or obligations;

• Risks related to interruptions or security breaches of our computer systems and risks related to the lack of integration of our worldwide technology systems;

• Our ability to continue to extend our hours of operation, at least in the U.S. and Canada, to capture a larger share of both the breakfast and late night dayparts;

• Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

• Our ability to retain or replace executive officers and key members of management with qualified personnel;

• Our ability to utilize foreign tax credits to offset our U.S. income taxes due to continuing losses in the U.K. and other factors and risks related to the impact of changes in statutory tax rates in foreign jurisdictions on our deferred taxes and effective tax rate;

• Our ability to realize our expected tax benefits from the realignment of our European and Asian businesses;

• Our ability to manage changing labor conditions in the U.S. and internationally;

• Adverse legal judgments, settlements or pressure tactics; and

• Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Dollars and shares in millions, except for per share data)

			Increase / (Decrease)
Three Months Ended June 30,	2009	2008	$	%
Revenues:
Company restaurant revenues	$461.6	$471.4	$(9.8)	(2)%
Franchise revenues	138.9	142.8	(3.9)	(3)%
Property revenues	29.4	31.5	(2.1)	(7)%
Total revenues	629.9	645.7	(15.8)	(2)%

Company restaurant expenses	404.1	409.4	(5.3)	(1)%
Selling, general and administrative expenses	130.7	129.7	1.0	1%
Property expenses	16.0	16.9	(0.9)	(5)%
Other operating (income) expense, net	(8.6)	7.5	(16.1)	NM
Total operating costs and expenses	542.2	563.5	(21.3)	(4)%
Income from operations	87.7	82.2	5.5	7%

Interest expense	13.1	14.4	(1.3)	(9)%
Interest income	(0.5)	(1.2)	0.7	(58)%
Interest expense, net	12.6	13.2	(0.6)	(5)%
Income before income taxes	75.1	69.0	6.1	9%
Income tax expense	16.2	18.4	(2.2)	(12)%
Net income	$58.9	$50.6	$8.3	16%

Earnings per share - basic	$0.44	$0.38	$0.06	16%
Earnings per share - diluted	$0.43	$0.37	$0.06	16%

Weighted average shares - basic	134.8	134.9
Weighted average shares - diluted	136.7	137.3

NM - Not meaningful
			Increase / (Decrease)
Twelve Months Ended June 30,	2009	2008	$	%
Revenues:
Company restaurant revenues	$1,880.5	$1,795.9	$84.6	5%
Franchise revenues	543.4	537.2	6.2	1%
Property revenues	113.5	121.6	(8.1)	(7)%
Total revenues	2,537.4	2,454.7	82.7	3%

Company restaurant expenses	1,643.7	1,538.0	105.7	7%
Selling, general and administrative expenses	490.4	499.5	(9.1)	(2)%
Property expenses	58.1	62.1	(4.0)	(6)%
Other operating (income) expense, net	5.8	0.9	4.9	NM
Total operating costs and expenses	2,198.0	2,100.5	97.5	5%
Income from operations	339.4	354.2	(14.8)	(4)%

Interest expense	57.3	67.1	(9.8)	(15)%
Interest income	(2.7)	(5.9)	3.2	(54)%
Interest expense, net	54.6	61.2	(6.6)	(11)%
Income before income taxes	284.8	293.0	(8.2)	(3)%
Income tax expense	84.7	103.4	(18.7)	(18)%
Net income	$200.1	$189.6	$10.5	6%

Earnings per share - basic	$1.48	$1.40	$0.08	6%
Earnings per share - diluted	$1.46	$1.38	$0.08	6%

Weighted average shares - basic	134.8	135.1
Weighted average shares - diluted	136.8	137.6

NM - Not meaningful

PERFORMANCE INDICATORS AND USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s condensed consolidated financial statements presented on a U.S. Generally Accepted Accounting Principles (GAAP) basis, the Company uses three key business measures as indicators of the Company’s operational performance: sales growth, comparable sales growth and average restaurant sales. These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

The Company also provides certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income, adjusted income tax expense and adjusted earnings per share.

EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes EBITDA is a useful measure as it reflects certain operating drivers of the Company’s business, such as sales growth, operating costs, selling, general and administrative expenses and other operating income and expense. EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.

Adjusted EBITDA for the fiscal year ended June 30, 2009 excludes $1.5 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $2.0 million of start up charges associated with acquired restaurants. There were no adjustments to EBITDA for the three months ended June 30, 2009 and the three months and fiscal year ended June 30, 2008.

While EBITDA and adjusted EBITDA are not recognized measures under GAAP, management uses these financial measures to evaluate and forecast the Company’s business performance. These non-GAAP financial measures have certain material limitations, including:

  they do not include net interest expense. As the Company has borrowed money for general corporate purposes, interest expense is a necessary element of its costs and ability to generate profits and cash flows;
  they do not include depreciation and amortization expenses. As the Company uses capital assets, depreciation and amortization are necessary elements of its costs and ability to generate profits; and
  they do not include provision for taxes. The payment of taxes is a necessary element of the Company’s operations.

Management compensates for these limitations by using EBITDA and adjusted EBITDA as only two of several measures for evaluating the Company’s business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Management believes these non-GAAP measures provide both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. EBITDA and adjusted EBITDA are not intended to be measures of liquidity or cash flows from operations or measures comparable to net income as they do not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.

Adjusted income from operations for the fiscal year ended June 30, 2009 excludes the effects of $1.5 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $2.0 million of start up charges associated with acquired restaurants; adjusted net income includes the after tax effects of these acquisitions. Adjusted income tax expense for the fiscal year ended June 30, 2009 is calculated by using the Company’s actual tax rate for all items with the exception of the adjustments described above to which a U.S. federal and state rate of 36% has been applied, resulting in an adjusted effective tax rate of 29.8%. Adjusted earnings per share is calculated using adjusted net income divided by weighted average shares outstanding. There were no adjustments to income from operations, net income, income tax expense or earnings per share for the three months ended June 30, 2009 and the three months and fiscal year ended June 30, 2008. Management believes that these non-GAAP financial measures are important as they provide investors and management with additional metrics to measure comparable Company performance against prior year periods by excluding non-recurring charges associated with material acquisitions.

Non–GAAP Reconciliations (In millions except per share data)

Reconciliations for EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income, adjusted income tax expense and adjusted earnings per share are as follows:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
EBITDA and adjusted EBITDA

Net income	$58.9	$50.6	$200.1	$189.6
Interest expense, net	12.6	13.2	54.6	61.2
Income tax expense	16.2	18.4	84.7	103.4
Depreciation and amortization	25.6	26.1	98.1	95.6
EBITDA	113.3	108.3	437.5	449.8
Adjustments:
Restaurant acquisition charges	-	-	1.5	-
Acquisition start up charges	-	-	2.0	-
Total adjustments	-	-	3.5	-
Adjusted EBITDA	$113.3	$108.3	$441.0	$449.8

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Adjusted Income from operations
Income from Operations	$87.7	$82.2	$339.4	$354.2
Adjustments:
Restaurant acquisition charges	-	-	1.5	-
Acquisition start up charges	-	-	2.0	-
Total Adjustments	-	-	3.5	-

Adjusted Income from Operations	$87.7	$82.2	$342.9	$354.2

Non–GAAP Reconciliations (cont.) (In millions except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Adjusted net income
Net Income	$58.9	$50.6	$200.1	$189.6
Income tax expense	16.2	18.4	84.7	103.4
Income before income taxes	75.1	69.0	284.8	293.0
Adjustments:
Restaurant acquisition charges	-	-	1.5	-
Acquisition start up charges	-	-	2.0	-
Total Adjustments	-	-	3.5	-

Adjusted Income before income taxes	75.1	69.0	288.3	293.0

Adjusted income tax expense (1)	16.2	18.4	86.0	103.4

Adjusted net income	$58.9	$50.6	$202.3	$189.6

Weighted average shares outstanding - diluted	136.7	137.3	136.8	137.6

Earnings per share- diluted	$0.43	$0.37	$1.46	$1.38
Adjusted earnings per share (2)	$0.43	$0.37	$1.48	$1.38

(1)	Adjusted income tax expense for the fiscal year ended June 30, 2009 is calculated by using the Company's actual tax rate for all items with the exception of the adjustments listed above to which a U.S. federal and state tax rate of 36% has been applied.

(2)	Adjusted diluted earnings per share is calculated using adjusted net income divided by diluted weighted average shares outstanding.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth	Refers to the change in restaurant sales in one period from the comparable prior year period for restaurants that have been open for thirteen months or longer, excluding the impact of changes in currency exchange rates.
Sales growth	Refers to the change in restaurant sales from one period to another, excluding the impact of currency exchange rates.
Constant Currencies Actual Currencies Local Currency	Excludes impact of changes in currency exchange rates. Includes impact of changes in currency exchange rates. Principal currency in which market transacts business.
Average restaurant sales	Refers to average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.
Worldwide System or system-wide Franchise sales	Refers to measures for all geographic locations on a combined basis.

Refers to measures with Company and franchise restaurants combined. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists of sales at Company restaurants.
Franchise revenues	Consists primarily of royalties earned on franchise sales and franchise fees. Royalties earned are based on a percentage of franchise sales.
Property revenues	Includes property income from real estate that the Company leases or subleases to franchisees.
Company restaurant expenses	Consists of all costs necessary to manage and operate Company restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses, which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other operating costs.
Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses. Company restaurant margin is calculated using dollars expressed in hundreds of thousands.
Property expenses	Includes rent and depreciation expense related to properties leased or subleased by the Company to franchisees and the cost of building and equipment leased by the Company to franchisees.
Selling, general and administrative expenses (SG&A)

Comprised of advertising and promotional expenses and general and administrative expenses, such as costs of field management for Company and franchise restaurants and corporate overhead, including corporate salaries, deferred compensation related to investments held in a rabbi trust and facilities.

Other operating (income) expense, net

Includes income and expenses that are not directly derived from the Company’s primary business such as gains and losses on asset and business disposals, write-offs associated with Company restaurant closures, impairment charges, charges recorded in connection with acquisitions of franchise operations, gains and losses on currency transactions, gains and losses on foreign currency forward contracts, net gains and losses on investments held in a rabbi trust related to deferred compensation and other miscellaneous items.

SUPPLEMENTAL INFORMATION

The following supplemental information relates to Burger King Holdings, Inc.’s results for the three months and fiscal year ended June 30, 2009.

Our business operates in three reportable business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when the weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year.

Impact of Foreign Currency Translation

Our international operations are impacted by fluctuations in currency exchange rates. In Company markets located outside of the U.S., we generate revenues and incur expenses denominated in local currencies. These revenues and expenses are translated using the average rates during the period in which they are recognized, and are impacted by changes in currency exchange rates. In many of our franchise markets, our franchisees pay royalties to us in currencies other than the local currency in which they operate; however, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in currency exchange rates. The unfavorable impact on revenues from the movement of currency exchange rates was $39.4 million and $110.6 million for the three months and fiscal year ended June 30, 2009, respectively. This impact was partially offset by the favorable impact of currency exchange rates on Company restaurant expenses and selling, general and administrative expenses, resulting in a net unfavorable impact on income from operations of $6.6 million and $14.9 million for the three months and fiscal year ended June 30, 2009, respectively.

Management reviews and analyzes business results excluding the effect of currency translation and calculates certain incentive compensation for management and corporate-level employees based on these results believing this better represents our underlying business trends. Results excluding the effect of currency translation are calculated by translating current year results at prior year average exchange rates.

Revenues (Dollars in millions)

Revenues consist of Company restaurant revenues, franchise revenues and property revenues.

	Three Months Ended June 30,			Twelve Months Ended June 30,
			% Increase			% Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
Company restaurant revenues: (1)
U.S. & Canada	$330.8	$315.0	5%	$1,331.8	$1,171.9	14%
EMEA/APAC	117.2	137.4	(15)%	488.6	554.9	(12)%
Latin America	13.6	19.0	(28)%	60.1	69.1	(13)%
Total Company restaurant revenues	461.6	471.4	(2)%	1,880.5	1,795.9	5%
Franchise revenues: (1)
U.S. & Canada	82.2	83.8	(2)%	323.1	317.9	2%
EMEA/APAC	45.8	46.6	(2)%	173.4	173.0	0%
Latin America	10.9	12.4	(12)%	46.9	46.3	1%
Total franchise revenues	138.9	142.8	(3)%	543.4	537.2	1%
Property revenues: (1)
U.S. & Canada	23.1	22.8	1%	88.1	88.7	(1)%
EMEA/APAC	6.3	8.7	(28)%	25.4	32.9	(23)%
Latin America	-	-	NA	-	-	NA
Total property revenues	29.4	31.5	(7)%	113.5	121.6	(7)%
Total revenues: (1)
U.S. & Canada	436.1	421.6	3%	1,743.0	1,578.5	10%
EMEA/APAC	169.3	192.7	(12)%	687.4	760.8	(10)%
Latin America	24.5	31.4	(22)%	107.0	115.4	(7)%
Total revenues	$629.9	$645.7	(2)%	$2,537.4	$2,454.7	3%

NA - Not applicable
(1) Revenues include the unfavorable impact of currency exchange rates described below.

Total Revenues

Total revenues decreased by $15.8 million, or 2%, to $629.9 million for the three months ended June 30, 2009, compared to the same period in the prior year. The decrease in total revenues was primarily attributable to unfavorable exchange rates and lower comparable sales, partially offset by an increase in Company restaurant revenues resulting from the net acquisition of 36 franchise restaurants (net of sales of Company restaurants to franchisees, or “refranchisings”) during the fiscal year ended June 30, 2009. Total revenues increased by $82.7 million, or 3%, to $2,537.4 million for the fiscal year ended June 30, 2009 compared to the prior fiscal year, primarily due to the increase in Company restaurants and higher comparable sales for the year, partially offset by unfavorable exchange rates.

Company restaurant revenues decreased by $9.8 million, or 2%, to $461.6 million for the three months ended June 30, 2009, compared to the same period in the prior year. The decrease in Company restaurant revenues was primarily due to $28.9 million of unfavorable impact from the significant movement of currency exchange rates and negative worldwide Company comparable sales of 2.7% (in constant currencies) for the three month period. This decrease was partially offset by a net increase of 69 Company restaurants (net of closures and refranchisings), including the net acquisition of 36 franchise restaurants, during the fiscal year ended June 30, 2009. For the fiscal year, total Company restaurant revenues increased by $84.6 million, or 5%, to $1,880.5 million, compared to the prior fiscal year. This increase was primarily due to the net increase in Company restaurant count (including the acquisitions noted above), partially offset by $80.5 million of unfavorable impact from the significant movement of currency exchange rates for the period.

Total franchise revenues decreased by $3.9 million, or 3%, to $138.9 million for the three months ended June 30, 2009, compared to the same period in the prior year. Total franchise revenues decreased as a result of negative worldwide franchise comparable sales of 2.4% (in constant currencies) and $8.9 million of unfavorable impact from the movement of currency exchange rates. This decrease was partially offset by a net increase of 291 franchise restaurants during the fiscal year ended June 30, 2009 and an increase in the effective royalty rate in the U.S. during the three month period. During the fiscal year, total franchise revenues increased by $6.2 million, or 1%, to $543.4 million compared to the prior fiscal year, primarily due to the increase in franchise restaurant count, worldwide franchise comparable sales growth of 1.4% (in constant currencies) for the period and a higher effective royalty rate in the U.S. These factors were partially offset by $24.2 million of unfavorable impact from the movement of currency exchange rates for the period.

Total property revenues decreased by $2.1 million, or 7%, to $29.4 million, and by $8.1 million, or 7%, to $113.5 million for the three months and fiscal year ended June 30, 2009, respectively, compared to the same periods in the prior year. The decrease for both periods was primarily due to $1.7 million and $5.9 million, respectively, of unfavorable impact from the movement of currency exchange rates, and the reduction in the number of properties in our property portfolio, which includes the impact of the closure or acquisition of restaurants leased to franchisees. Negative worldwide franchise comparable sales, which resulted in decreased revenues from percentage rents, also contributed to the decrease in total property revenues for the three month period. For the fiscal year, the decrease in total property revenues was partially offset by positive worldwide franchise comparable sales growth, which resulted in increased revenues from percentage rents.

Negative worldwide comparable sales of 2.4% (in constant currencies) for the three months ended June 30, 2009 were adversely impacted by significant traffic declines during the quarter across many of the markets in which we operate. The decline in traffic was driven by continued adverse macroeconomic conditions, including higher unemployment, more customers eating at home, heavy discounting by other restaurant chains and the H1N1 flu pandemic.

Worldwide comparable sales growth of 1.2% (in constant currencies) for the fiscal year ended June 30, 2009, was driven by our strategic pricing initiatives and our barbell menu strategy of innovative indulgent products and value menu items. Despite positive comparable sales growth across all reportable segments for the fiscal year, comparable sales for the period were negatively impacted by significant traffic declines during the third and fourth quarters across many of the markets in which we operate, driven by the factors noted above for the three month period.

U.S. and Canada

In the U.S. and Canada, Company restaurant revenues increased by $15.8 million, or 5%, to $330.8 million and by $159.9 million, or 14%, to $1,331.8 million during the three months and fiscal year ended June 30, 2009, respectively, compared to the same periods in the prior year. These increases were primarily a result of a net increase of 59 Company restaurants during the fiscal year ended June 30, 2009, including the net acquisition of 42 franchise restaurants, partially offset by $5.2 million and $20.6 million of unfavorable impact from the movement of currency exchange rates in Canada during the three months and fiscal year, respectively. Negative Company comparable sales growth in the U.S. and Canada of 3.2% (in constant currencies) also adversely impacted Company restaurant revenues for the three month period.

Franchise revenues in the U.S. and Canada decreased by $1.6 million, or 2%, to $82.2 million during the three months ended June 30, 2009, compared to the same period in the prior year. This decrease was a result of negative franchise comparable sales in the U.S. and Canada of 4.8% (in constant currencies) for the three month period and the loss of royalties from 37 fewer franchise restaurants compared to the same period in the prior year, primarily due to the net acquisition of 42 franchise restaurants. These factors were partially offset by a higher effective royalty rate in the U.S. for the quarter. The impact from the movement of currency exchange rates was not significant for the three month period. Franchise revenues increased by $5.2 million, or 2%, to $323.1 million during the fiscal year ended June 30, 2009 compared to the prior fiscal year. This increase was the result of a higher effective royalty rate in the U.S., partially offset by the loss of royalties from 37 fewer franchise restaurants as noted above and a $1.0 million unfavorable impact from the movement of currency exchange rates for the fiscal year in Canada.

Negative comparable sales growth in the U.S. and Canada of 4.5% (in constant currencies) for the three months ended June 30, 2009 was the result of significant traffic declines during the quarter driven by continued adverse macroeconomic conditions, including higher unemployment, more customers eating at home and heavy discounting by other restaurant chains. According to the NPD Group, Inc., which prepares and disseminates Crest data, QSR traffic in the U.S. fell 2% in the quarter ended May 2009. Products and promotions featured during the three month period include BK Burger Shots® and BK Breakfast Shots™, Whopper® sandwich limited time offers, such as “Transform your Whopper®,” as well as SuperFamily promotions, such as Star Trek™, Transformers™ 2, Pokémon™ and SpongeBob SquarePants™.

Comparable sales growth in the U.S. and Canada of 0.4% (in constant currencies) for the fiscal year ended June 30, 2009 was driven primarily by our strategic pricing initiatives and barbell menu strategy focusing on indulgent products and value offerings. However, comparable sales for the period were negatively impacted by significant traffic declines during the third and fourth quarters, driven by the factors noted above for the three month period. In addition to the products and promotions noted above for the three month period, we also featured the introduction of the new BK® Kids Meal (including Kraft® Macaroni and Cheese and BK® Fresh Apple Fries), the Angry Whopper™ sandwich, the Steakhouse Burger, the Spicy Chicken BK Wrapper® and the Whopper® Virgins and Whopper® Sacrifice marketing campaigns. SuperFamily promotions, such as those noted above for the three month period as well as The Simpsons™, iDog™ and a Nintendo™ giveaway promotional tie-in with the BK® Crown Card, also contributed to positive comparable sales.

EMEA/APAC

In EMEA/APAC, Company restaurant revenues decreased by $20.2 million, or 15%, to $117.2 million, and by $66.3 million, or 12%, to $488.6 million, during the three months and fiscal year ended June 30, 2009, respectively, compared to the same periods in the prior year. For the three month period, this decrease was primarily due to a $19.9 million unfavorable impact from the movement of currency exchange rates and negative Company comparable sales growth in EMEA/APAC of 0.4% (in constant currencies). For the fiscal year, the decrease in Company restaurant revenues was primarily due to a $50.0 million unfavorable impact from the movement of currency exchange rates and lost Company restaurant revenues due to the refranchising of restaurants in the prior year, primarily in Germany and the U.K. as part of the Company’s ongoing portfolio management initiative.

Franchise revenues in EMEA/APAC decreased by $0.8 million, or 2%, to $45.8 million during the three months ended June 30, 2009 compared to the same period in the prior year, primarily driven by a $7.5 million unfavorable impact from the movement of currency exchange rates. However, this decrease was largely offset by the net increase of 260 franchise restaurants during the trailing twelve month period and franchise comparable sales growth in EMEA/APAC of 2.9% (in constant currencies) for the period. Franchise revenues increased by $0.4 million, or 0.02%, to $173.4 million during the fiscal year ended June 30, 2009, compared to prior fiscal year. This increase was primarily driven by the net increase in franchise restaurants during the trailing twelve month period, and franchise comparable sales growth in EMEA/APAC of 3.3% (in constant currencies) for the period, largely offset by a $20.4 million unfavorable impact from the movement of currency exchange rates.

Property revenues in EMEA/APAC decreased by $2.4 million, or 28%, to $6.3 million and by $7.5 million, or 23%, to $25.4 million for the three months and fiscal year ended June 30, 2009, respectively, compared to the same periods in the prior year. The decrease for both periods was primarily due to $1.5 million and $5.2 million of unfavorable impact from the movement of currency exchange rates, respectively, and the reduction in the number of properties in our portfolio. These decreases were partially offset by increased revenues from percentage rents as a result of franchise comparable sales growth during both periods.

Comparable sales growth in EMEA/APAC of 2.5% (in constant currencies) for the three months ended June 30, 2009, was primarily driven by our strategic pricing initiatives, value-driven promotions such as the King Deals™ in Germany, the U.K. and Spain, and the Whopper® sandwich and Whopper Jr.® sandwich value meal promotions in Australia, as well as high quality indulgent products, such as the continued promotion of the Double Smoke BBQ Angus Whopper® limited time offers in the U.K.

Comparable sales growth in EMEA/APAC of 2.9% (in constant currencies) for the fiscal year ended June 30, 2009 reflected positive sales performance in most major countries in this segment, with the exception of Germany, which experienced negative comparable sales growth during the period due to significant traffic declines in the third and fourth quarters caused by adverse economic conditions and heavy discounting by our major competitor in Germany. Positive comparable sales were driven primarily by our strategic pricing initiatives, operational improvements and successful product promotions, such as the promotions noted above for the three month period as well as Whopper® sandwich limited time offers throughout the segment, BK Fusion™ Real Ice Cream and the Long Chicken™ sandwich limited time offers in Spain. SuperFamily promotions, such as The Simpsons™, iDog™, Crayola™ and Secret Palazz™, positively impacted comparable sales for the fiscal year. Comparable sales in EMEA/APAC for the fiscal year were negatively impacted by traffic declines during the third and fourth quarters, particularly in Germany.

Latin America

In Latin America, Company restaurant revenues decreased by $5.4 million, or 28%, to $13.6 million during the three months ended June 30, 2009, compared to the same period in the prior year, primarily due to a $3.8 million unfavorable impact from the movement of currency exchange rates and negative Company comparable sales growth in Latin America of 10.8% for the period. For the fiscal year ended June 30, 2009, Company restaurant revenues decreased by $9.0 million, or 13%, to $60.1 million compared to the prior fiscal year, primarily due to $10.0 million of unfavorable impact from the movement of currency exchange rates and negative Company comparable sales growth in Latin America of 3.2% (in constant currencies) for the period. However, the decrease in revenues was largely offset by a net increase of eight Company restaurants during the fiscal year.

Latin America franchise revenues decreased by $1.5 million, or 12%, to $10.9 million during the three months ended June 30, 2009, compared to the same period in the prior year. Although the net number of franchise restaurants increased by 68 during the fiscal year ended June 30, 2009, franchise revenues decreased as a result of a $1.1 million unfavorable impact from the movement of currency exchange rates and negative franchise comparable sales growth in Latin America of 2.4% (in constant currencies) for the period. During the fiscal year ended June 30, 2009, franchise revenues increased by $0.6 million, or 1%, to $46.9 million, compared to the prior fiscal year. This increase was primarily a result of the net increase in franchise restaurants during the trailing twelve month period and franchise comparable sales growth in Latin America of 2.3% (in constant currencies) for the fiscal year. However, these factors were largely offset by a $2.8 million unfavorable impact from the movement of currency exchange rates for the fiscal year.

Negative comparable sales growth in Latin America was 3.0% (in constant currencies) for the three months ended June 30, 2009. The decrease in comparable sales was the result of significant traffic declines in the region during the quarter, particularly in Mexico, due to continued adverse socioeconomic conditions and the resulting slowdown in tourism, the H1N1 flu pandemic in Mexico and South America, the devaluation of local currencies and lower influx of remittances from the U.S. Products and promotions featured during the three month period include the introduction of the Angry Whopper™ sandwich throughout the region, the Chipotle Whopper® in Mexico, the BK® Stacker promotion in Argentina and Chile and the Crown Whopper Jr.® and Whopper® Jackpot sweepstakes in Puerto Rico. We continued to focus on value with the Come Como Rey™ (Eat Like a King) everyday value menu in Mexico, Central America and the Caribbean and strong kids’ properties such as Star Trek™ and Pokémon™.

Comparable sales growth in Latin America was 1.9% (in constant currencies) for the fiscal year ended June 30, 2009. Comparable sales in Latin America for the fiscal year were negatively impacted by significant traffic declines in the third and fourth quarters, driven by the factors noted above for the three month period. Comparable sales were also adversely affected by softer performance in Puerto Rico due to the introduction of a VAT tax, which has negatively affected disposable income. Products and promotions featured during the fiscal year include the Steakhouse Burger platform, including the Mushroom & Swiss Steakhouse Burger in Central America, Puerto Rico and the Caribbean, the new BK® Fish Wrap for the Lenten season, as well as the products and promotions noted above for the three month period. We continued to focus on value with the Come Como Rey™ (Eat Like a King) everyday value menu in Mexico, Central America and the Caribbean, the XL double burger value promotion in Argentina, Chile and the Dominican Republic and the double and triple Crown Whopper Jr.® sandwich promotion in Puerto Rico. In addition, our regional Latin Billboard music promotion in selected markets in the region, the successful breakfast relaunch in Puerto Rico and strong kids properties such as Cabbage Patch Kids™, Monster Jam™ , The Pink Panther™ and the movies noted above for the three month period positively impacted comparable sales.

Additional information regarding the key revenue performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of June 30,
			Increase/
	2009	2008	(Decrease)
Number of Company restaurants:
U.S. & Canada	1,043	984	59
EMEA/APAC	294	292	2
Latin America	92	84	8
Total	1,429	1,360	69

Number of franchise restaurants:
U.S. & Canada	6,491	6,528	(37)
EMEA/APAC	3,019	2,759	260
Latin America	986	918	68
Total	10,496	10,205	291

Number of system restaurants:
U.S. & Canada	7,534	7,512	22
EMEA/APAC	3,313	3,051	262
Latin America	1,078	1,002	76
Total	11,925	11,565	360

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
	(In Constant Currencies)
Company Comparable Sales Growth:
U.S. & Canada	(3.2)%	2.7%	0.5%	2.6%
EMEA / APAC	(0.4)%	2.9%	0.1%	3.8%
Latin America	(10.8)%	2.8%	(3.2)%	1.8%
Total Company Comparable Sales Growth	(2.7)%	2.7%	0.3%	2.9%

Franchise Comparable Sales Growth:
U.S. & Canada	(4.8)%	5.9%	0.4%	5.8%
EMEA / APAC	2.9%	4.9%	3.3%	5.6%
Latin America	(2.4)%	5.4%	2.3%	4.5%
Total Franchise Comparable Sales Growth	(2.4)%	5.6%	1.4%	5.7%

System Comparable Sales Growth:
U.S. & Canada	(4.5)%	5.5%	0.4%	5.4%
EMEA/APAC	2.5%	4.7%	2.9%	5.4%
Latin America	(3.0)%	5.2%	1.9%	4.3%
Total System Comparable Sales Growth	(2.4)%	5.3%	1.2%	5.4%

System Sales Growth:
U.S. & Canada	(3.9)%	6.6%	1.2%	6.0%
EMEA/APAC	10.1%	11.3%	9.7%	12.6%
Latin America	0.8%	15.1%	8.5%	13.1%
Total System Sales Growth	0.6%	8.4%	4.2%	8.3%

	(In Actual Currencies)
Worldwide average restaurant sales (In thousands) (1)	$310	$338	$1,259	$1,301

(1) The worldwide average restaurant sales (ARS) shown above includes the unfavorable impact of currency exchange rates of $19,700 and $55,100 for the three months and fiscal year ended June 30, 2009, respectively.

The following table represents sales at franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of franchise sales and are reported as franchise revenues by the Company.

	Three Months Ended June 30,				Twelve Months Ended June 30,
	2009	2008	% Increase/ (Decrease)		2009	2008	% Increase/ (Decrease)
Franchise sales: (Dollars in millions)
U.S. & Canada	$2,010.0	$2,132.6	(6	) %	$8,083.8	$8,176.2	(1	) %
EMEA/APAC	956.8	1,017.3	(6	) %	3,768.1	3,810.2	(1	) %
Latin America	224.9	240.0	(6	) %	936.9	906.1	3%
Total worldwide (1)	$3,191.7	$3,389.9	(6	) %	$12,788.8	$12,892.5	(1	) %

(1) Total worldwide franchise sales shown above includes the unfavorable impact from the movement of currency exchange rates of $203.1 million and $557.7 million for the three months and fiscal year ended June 30, 2009, respectively.

Company Restaurant Margin (Dollars in millions)

	Percent of Revenues		Amount
Three Months Ended June 30,	2009	2008	2009	2008
Company restaurants:
U.S. & Canada	13.5%	12.2%	$44.7	$38.6
EMEA/APAC	9.1%	13.0%	10.7	17.7
Latin America	15.4%	28.6%	2.1	5.7
Total	12.5%	13.1%	$57.5	$62.0

	Percent of Revenues		Amount
Twelve Months Ended June 30,	2009	2008	2009	2008
Company restaurants:
U.S. & Canada	12.8%	13.9%	$170.1	$162.9
EMEA/APAC	11.2%	13.9%	54.9	77.1
Latin America	19.6%	25.4%	11.8	17.9
Total	12.6%	14.3%	$236.8	$257.9

	Three Months Ended		Twelve Months End
	June 30,		June 30,
Company restaurant expenses as a percentage of revenues:	2009	2008	2009	2008
Food, paper and product costs	31.8%	32.2%	32.1%	31.4%
Payroll and employee benefits	31.0%	29.6%	31.0%	29.8%
Occupancy and other operating costs	24.7%	25.1%	24.3%	24.5%
Total Company restaurant expenses	87.5%	86.9%	87.4%	85.7%

Total Company Restaurant Margin

Total Company restaurant margin decreased by $4.5 million to $57.5 million for the three months ended June 30, 2009, compared to the same period in the prior year. This decrease reflects the impact of significant traffic declines in all regions for the three month period and increased labor costs in the U.S. and Canada and EMEA. In addition, the movement of currency exchange rates had a $2.9 million unfavorable impact on Company restaurant margin for the three month period, primarily in EMEA. This decrease was partially offset by $3.5 million (for the three month period) of incremental margin dollars derived from the net acquisition of 42 Company restaurants in the U.S. and Canada during the fiscal year ended June 30, 2009 and lower occupancy costs in the U.S. and Canada.

Total Company restaurant margin decreased by $21.1 million to $236.8 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year. This decrease reflects the impact of traffic declines in all segments, increases in commodity costs in all segments and increased labor costs in the U.S. and Canada and EMEA. In Canada, Mexico and the U.K., our suppliers purchase goods in currencies other than the local currency in which they operate and pass on all, or a portion of the currency exchange impact to us. We refer to this as the negative currency exchange impact of cross border purchases, which increased our food, paper and product costs during the fiscal year and contributed to the decrease in total Company restaurant margin for the period. In addition, the movement of currency exchange rates had an $8.0 million unfavorable impact on Company restaurant margin for the fiscal year, primarily in EMEA. These decreases were partially offset by $21.3 million (for the fiscal year) of incremental margin dollars derived from the net acquisition of Company restaurants as noted above and our strategic pricing initiatives.

As a percentage of revenues, Company restaurant margin decreased by 0.6% and 1.7% for the three months and fiscal year ended June 30, 2009, respectively, reflecting the impact of the factors noted above.

U.S. and Canada

Company restaurant margin in the U.S. and Canada increased by $6.1 million to $44.7 million for the three months ended June 30, 2009, compared to the same period in the prior year. This increase was primarily driven by the benefits realized from the net addition of 59 Company restaurants during the fiscal year ended June 30, 2009, decreases in commodity prices in the U.S. and a reduction in the amount of accelerated depreciation related to the reimaging program. These factors were partially offset by declining traffic and increased labor costs. In addition, the movement of currency exchange rates had a $0.2 million unfavorable impact on Company restaurant margin for the three month period.

Company restaurant margin in the U.S. and Canada increased by $7.2 million to $170.1 million for the fiscal year ended June 30, 2009, compared to the prior fiscal year. This increase was driven by the net acquisition of Company restaurants and the benefit from accelerated depreciation as noted above, and positive Company comparable sales for the fiscal year. These factors were partially offset by increased commodity costs (including the negative currency exchange impact of cross border purchases in Canada) and increased labor costs. In addition, the movement of currency exchange rates had a $1.2 million unfavorable impact on Company restaurant margin for the fiscal year.

As a percentage of revenues, Company restaurant margin in the U.S. and Canada increased by 1.3% and decreased by 1.1% for the three months and fiscal year ended June 30, 2009, respectively, reflecting the impact of the factors noted above.

EMEA/APAC

Company restaurant margin in EMEA/APAC decreased by $7.0 million to $10.7 million and by $22.2 million to $54.9 million for the three months and fiscal year ended June 30, 2009, respectively, compared to the same periods in the prior year. These decreases reflect increases in commodity costs across all countries in the segment (including the negative currency exchange impact of cross border purchases), increased labor costs primarily due to the government mandated and contractual wage and benefits increases in Germany and the unfavorable impact from the movement in currency exchange rates of $2.1 million and $4.8 million for the three months and fiscal year, respectively. The decrease for both periods also reflects the unfavorable impact from significant traffic declines, which resulted in negative Company comparable sales growth for the three month period.

As a percentage of revenues, Company restaurant margin in EMEA/APAC decreased by 3.9% and 2.7% for the three months and fiscal year ended June 30, 2009, respectively, from the prior year periods primarily due to the factors noted above.

Latin America

Company restaurant margin in Latin America decreased by $3.6 million to $2.1 million and by $6.1 million to $11.8 million for the three months and fiscal year ended June 30, 2009, respectively, compared to the same periods in the prior year. These decreases reflect the impact of commodity cost increases, including the negative currency exchange impact of cross border purchases in Mexico and the indexing of local purchases to the U.S dollar, significant traffic declines in Mexico due in part to continued adverse socioeconomic conditions, the H1N1 flu pandemic, and the unfavorable impact from the movement of currency exchange rates of $0.6 million and $2.0 million for the three months and fiscal year, respectively. These factors were partially offset by a net increase of eight Company restaurants during the fiscal year ended June 30, 2009.

As a percentage of revenues, Company restaurant margin in Latin America decreased by 13.2% and 5.8% for the three months and fiscal year ended June 30, 2009, respectively, reflecting the factors noted above.

Selling, General and Administrative Expenses (Dollars in millions):

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2009	2008	% Increase/ (Decrease)	2009	2008	% Increase/ (Decrease)

Selling Expenses	$23.1	$24.5	(6)%	$93.3	$91.5	2%
General and Administrative Expenses	107.6	105.2	2%	397.1	408.0	(3)%
Total Selling, General and Administrative Expenses	$130.7	$129.7	1%	$490.4	$499.5	(2)%

Selling expenses decreased by $1.4 million, or 6%, to $23.1 million for the three months ended June 30, 2009, compared to the same period in the prior year. Although sales and promotional expenses increased by $1.5 million due to increased sales at our Company restaurants, this increase was fully offset by a $1.5 million favorable impact from the movement of currency exchange rates. The remaining $1.4 million decrease was due to a reduction in local marketing expenditures in EMEA.

General and administrative expenses increased by $2.4 million, or 2%, to $107.6 million for the three months ended June 30, 2009, compared to the same period in the prior year. The increase is primarily attributable to an $8.2 million increase in salary and other fringe benefits, an increase of $3.2 million in deferred compensation expense, which was fully offset by net gains on investments held in the rabbi trust recorded in other operating (income) expense, net, and an increase in professional fees of $2.6 million. These factors were partially offset by a $5.0 million favorable impact from the movement of currency exchange rates, lower travel and meeting expenses of $3.2 million and bad debt recoveries of $3.0 million, net.

Selling expenses increased by $1.8 million, or 2%, to $93.3 million for the fiscal year ended June 30, 2009, compared to the same period in the prior year. The increase, which was primarily driven by an increase in sales and promotional expenses of $8.2 million as a result of increased sales at our Company restaurants, was partially offset by a $4.0 million favorable impact from the movement of currency exchange rates and $2.5 million due to lower local marketing expenditures primarily in EMEA.

General and administrative expenses decreased by $10.9 million, or 3%, to $397.1 million for the fiscal year ended June 30, 2009, compared to the same period in the prior year. The decrease was primarily a result of a $14.9 million favorable impact from the movement of currency exchange rates, a $2.4 million decrease in deferred compensation expense, which was fully offset by net losses on investments held in the rabbi trust recorded in other operating (income) expense, net, a $1.8 million decrease in travel and meeting expenses and $2.5 million of other miscellaneous benefits. These factors were partially offset by an increase in stock compensation of $5.0 million, an incremental increase of $3.1 million in amortization of intangible assets associated with the acquisition of restaurants, and a decrease in the amount of bad debt recoveries, net of $2.6 million.

Annual stock-based compensation expense is expected to increase through fiscal year 2010, as a result of our adoption of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123R, “Share-based Payment” in fiscal 2007, which has resulted in stock-based compensation expense only for awards granted subsequent to our initial public offering.

Other Operating (Income) Expense, Net

Other operating income, net, for the three months ended June 30, 2009 of $8.6 million includes a $4.3 million gain from the disposal of real estate and other assets, which includes a $2.2 million gain on the refranchising of Company restaurants in EMEA, $2.6 million of net gains on investments held in the rabbi trust, which were fully offset by a corresponding decrease in deferred compensation expense reflected in general and administrative expenses, $0.9 million of net gain related to the remeasurement of foreign denominated assets and the expense related to the use of forward contracts used to hedge the currency exchange impact on such assets and $0.8 million from the reversal of litigation reserves.

Other operating expense, net for the three months ended June 30, 2008 of $7.5 million includes a loss of $2.5 million from forward contracts used to hedge intercompany loans denominated in foreign currencies, $1.6 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S., a net loss of $1.6 million from the disposal of real estate and other assets, primarily from the closure of restaurants in the U.K. and $0.9 million of franchise system distress costs in the U.K.

Other operating expense, net, for the fiscal year ended June 30, 2009 of $5.8 million includes $6.8 million of net expense related to the remeasurement of foreign denominated assets and the expense related to the use of forward contracts used to hedge the currency exchange impact on such assets, $3.9 million of net losses on investments held in the rabbi trust, which were fully offset by a corresponding decrease in deferred compensation expense reflected in general and administrative expenses, $1.8 million of charges associated with the acquisition of franchise restaurants primarily from a large franchisee in the U.S. and $1.8 million of miscellaneous expenses. These expenses were partially offset by an $8.5 million gain from the disposal of assets and restaurant closures, which includes the refranchising of Company restaurants in the U.S. and Canada and EMEA.

Other operating expense, net for the fiscal year ending June 30, 2008 of $0.9 million includes $4.2 million of franchise system distress costs in the U.K., $1.6 million of foreign currency transaction losses, $1.9 million of charges associated with the acquisition of franchise restaurants primarily from a large franchisee in the U.S., $1.1 million in charges for litigation reserves and a loss of $0.7 million from forward contracts used to hedge intercompany loans denominated in foreign currencies. These costs were partially offset by a net gain of $9.8 million from the disposal of assets and restaurant closures, primarily in Germany and the U.S., which includes the refranchising of Company restaurants in Germany.

Income from Operations (by Segment) (Dollars in millions):

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2009	2008	% Increase / (Decrease)	2009	2008	% Increase / (Decrease)

U.S. & Canada	$85.8	$84.4	2%	$341.8	$348.2	(2)%
EMEA/APAC	26.6	19.0	40%	83.6	91.8	(9)%
Latin America	11.0	12.2	(10)%	37.8	41.4	(9)%
Unallocated	(35.7)	(33.4)	7%	(123.8)	(127.2)	(3)%
Total (1)	$87.7	$82.2	7%	$339.4	$354.2	(4)%

(1) Total income from operations shown above includes the unfavorable impact from the movement of currency exchange rates, which was $6.6 million and $14.9 million, for the three months and fiscal year ended June 30, 2009, respectively.

Interest Expense, Net

Interest expense, net decreased by $0.6 million during the three months ended June 30, 2009, compared to the same period in the prior year, reflecting a decrease in rates paid on borrowings during the period. The weighted average interest rates for the three months ended June 30, 2009 and 2008 were 4.8% and 5.4%, respectively, which included the impact of interest rate swaps on 71.8% and 79.2% of our term debt, respectively.

Interest expense, net decreased by $6.6 million during the fiscal year ended June 30, 2009, compared to the prior fiscal year, primarily reflecting a decrease in rates paid on borrowings during the period. The weighted average interest rates for the fiscal years ended June 30, 2009 and 2008 were 5.1% and 6.3%, respectively, which included the impact of interest rate swaps on 70.6% and 55.6% of our term debt, respectively.

Income Taxes

Income tax expense was $16.2 million for the three months ended June 30, 2009, resulting in an effective tax rate of 21.6%, primarily as a result of tax benefits realized from the dissolution of dormant foreign entities.

Income tax expense was $18.4 million during the three months ended June 30, 2008. Our effective tax rate was 26.7% for the quarter primarily as a result of tax benefits realized from closure of federal, state and foreign audits and dissolution of a foreign partnership.

Income tax expense was $84.7 million for the fiscal year ended June 30, 2009, resulting in an effective tax rate of 29.7%, primarily due to the resolution of federal and state audits and tax benefits realized from the dissolution of dormant foreign entities.

Income tax expense was $103.4 million for the fiscal year ended June 30, 2008. Compared to the same period in the prior fiscal year, our effective tax rate increased slightly by 1.6 percentage points to 35.3%.

Guidance

The company remains committed to its long-term plan for creating significant value for its stakeholders. The company, however, is not providing specific earnings per share guidance for fiscal 2010 due to continuing consumer uncertainties. Assuming no material impact from currency translation, the company expects to achieve over the long-term:

  Average annual worldwide comparable sales growth of 2 to 3%
  Average annual net restaurant growth of 3 to 4%
  Average annual revenue growth of 6 to 7%
  Average annual EBITDA growth of 10 to 12%
  Average annual EPS growth of 15%

The company is providing the following information to help assist in forecasting fiscal 2010 results:

  Worldwide comparable sales are expected to be soft in the first half of the fiscal year, improving in the second half if consumer sentiment improves as economists forecast, as our affordability messages resonate with consumers and as we lap softer comparable sale comparisons.
  Softer comparable sales are expected primarily in the U.S., Germany and Mexico markets, three of our largest markets, partially offset by expectations for solid comparable sales in the U.K., Spain, and throughout most of Europe and in many Asia Pacific markets.
  Assuming no change in cost structure, one percentage point increase in worldwide comparable sales would increase earnings per share by approximately $0.05.
  Net restaurant growth is estimated at 250 to 300 for fiscal 2010; this is below long-term guidance primarily due to delayed commercial construction as the result of on-going global economic pressures.
  Eighty to 90% of the net restaurant growth will be outside of the U.S. and Canada.
  The worldwide blended royalty rate is forecasted to remain unchanged from the level attained in fiscal 2009 of 4.05% primarily due to the end of royalty escalations related to an early remodel incentive program. The forecasted five to seven annual basis point improvement in the royalty rate is expected to resume in fiscal 2011.
  The company’s U.S. commodity basket is expected to improve in the first half of the fiscal year as compared to the prior year and be up slightly year-over-year in the second half. For the full fiscal year, the U.S. commodity basket is forecasted to be flat to slightly better as compared to the previous year.
  Labor costs, as a percentage of company restaurant revenues, are expected to remain unchanged from fiscal 2009. Benefits from the lapping of the statutory and contractual German wage and benefits increases in fiscal 2009, will be offset by statutory wage increases in the U.S., Canada and Spain in fiscal 2010.
  G&A, net of currency impact, is forecasted to be up 2 to 3% over the prior year.
  The company is expected to pay down $62.5 million of senior debt during fiscal 2010 in equal quarterly installments of $15.6 million.
  Depreciation expense is expected to increase 10 to 15 percent as capital expenditures have increased in support of the company’s development plans and reimaging initiative.
  The company expects to continue its on-going portfolio management initiative to optimize its company restaurant portfolio and to enhance development agreements with new and existing franchisees. Gains and losses incurred as a result of this activity will be reflected in Other Operating Income and Expense, net.
  Our normalized effective tax rate in fiscal 2010 is estimated to be 36.0%, primarily dependent upon movements in currency. Full year fiscal 2009 effective tax rate of 29.7% benefited primarily from the resolution of federal and state audits and tax benefits realized from the dissolution of dormant foreign entities, which positively benefited earnings per share by $0.12.
  Capital expenditures for fiscal 2010 are expected to be in the range of approximately $175 - $200 million depending on company performance and related cash flows from operations. About 30% will be used to build new company restaurants; 25% to fund the company’s U.S. and Canada reimaging program; 35% to be used in other existing restaurants, including routine repairs and maintenance and 10% will be allocated for other corporate purposes, including information technology.
  If currency rates approximate current levels, currency translation is expected to have a marginally negative impact in the first quarter of negative $0.01 to $0.02 per share, with an offsetting marginally positive impact for the balance of the fiscal year. At current rates, the currency translation impact for the full fiscal year would be essentially neutral.

CONTACT:
Burger King Holdings, Inc., Miami
BKC Media Relations
Susan Robison, 305-378-7277
mediainquiries@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
investor@whopper.com